CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of James Alpha Funds Trust d/b/a Easterly Funds Trust with respect to the Easterly ROCMuni High Income Municipal Bond Fund and Easterly ROCMuni Short Term Municipal Bond Fund.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 4, 2024